Exhibit 4

[Share Certificate]

INCORPORATED UNDER THE LAWS OF THE

STATE OF NEW YORK

Number          Shares

XXX             XXX

JOBSINSITE, INC.

COMMOM STOCK PAR VALUE $.001 PER SHARE

50,000,000 SHARES OR UNREGISTERED AND Restricted Stock

The transfer of this security is restricted.  See the Bylaws, or Shareholder Agreement for details.

This Certifies that________________________ is the registered holder of _________ Shares of JobsInSite Incorporated transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this          day of          A.D. 20    .

/s/ Kevin Cadette                                   /s/ Kofi Kankam

__________________     ____________________

Secretary       President

(corporate seal)